Pricing Supplement Dated February 27, 2012				Rule 424 (b) (3)
(To Prospectus Dated January 6, 2012)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	2/27/2012	through	3/4/2012